Exhibit 99.1

News release

---------------AT THE COMPANY---------------

Dick Gauthier

VP, Business Outreach

(616) 365-1555

FOR IMMEDIATE RELEASE
Tuesday, August 11, 2020

UFP Industries announces $150 million note issuance under an existing private shelf facility

GRAND RAPIDS, Mich., Tuesday, August 11, 2020 – UFP Industries, Inc. (Nasdaq: UFPI) today announced it has issued $150 million of unsecured notes under an existing private shelf facility with a lender, effective August 10, 2020. The notes were issued in the following tranches of $50 million each:

●	3.04% notes, due August 10, 2032
●	3.08% notes, due August 10, 2033
●	3.15% notes, due August 10, 2035

“Our finance team did an excellent job arranging and completing this transaction,” said CEO Mathew J. Missad. “Although we have a very strong balance sheet and liquidity position, we believe it is advantageous to secure capital at opportune times as we focus on achieving our long-term growth objectives. This capital raise provides us with the ability to continue to pursue strategic acquisitions and capital projects that will fuel our growth, margin improvements, and returns on investment in the years ahead.”

UFP Industries, Inc. (formerly Universal Forest Products, Inc.)

UFP Industries is a holding company whose subsidiaries supply wood, wood composite and other products to three robust markets: retail, construction and industrial.  Founded in 1955, the company is headquartered in Grand Rapids, Mich., with affiliates throughout North America, Europe, Asia and Australia. For more about UFP Industries, go to www.ufpi.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the markets we serve, the economy and the Company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. The Company does not undertake to update forward-looking statements to reflect facts, circumstances, events, or assumptions that occur after the date the forward-looking statements are made. Actual results could differ materially from those included in such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Among the factors that could cause actual results to differ materially from forward-looking statements are the following: fluctuations in the price of lumber; adverse or unusual weather conditions; adverse economic conditions in the markets we serve; government regulations, particularly involving environmental and safety regulations; and our ability to make successful business acquisitions. Certain of these risk factors as well as other risk factors and additional information are included in the Company's reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.

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